Exhibit 4.2
DESCRIPTION OF SECURITIES
REGISTERED UNDER TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Our common stock, par value $0.01 per share (“Common Stock”), is the only class of our securities registered under the Securities Exchange Act of 1934, as amended. We are authorized to issue 600,000,000 shares of Common Stock. Below is summary of the material rights of our Common Stock. This summary is qualified by reference to the provisions of our Second Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), copies of which are filed as exhibits to our Annual Report on Form 10-K.
Common Stock
Voting Rights. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders.
Dividend Rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of Common Stock are entitled to receive ratably any dividends out of assets legally available as our board of directors (“Board of Directors”) may from time to time determine. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.
Liquidation Rights. Upon liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock.
Other Matters. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of our Common Stock are fully paid and nonassessable. Any shares of Common Stock will be issued in book entry form only.

Composition of Board of Directors; Election and Removal of Directors

In accordance with our Certificate of Incorporation and our Bylaws, the number of directors constituting the entire Board of Directors shall be not less than six nor more than 11. The specific number of directors constituting the entire Board of Directors shall be as authorized from time to time exclusively by the affirmative vote of a majority of the Board of Directors. The Board of Directors has taken, and will continue to take, all actions necessary to comply with the applicable stock exchange rules, including appointing a majority of independent directors to the Board of Directors, and compensation and nominating and governance committees comprised entirely of independent directors.

We currently have ten directors. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Directors are elected by the affirmative vote of the majority of the votes cast by the holders of such class or classes or series entitled to vote, meaning that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election.

Any vacancies on our Board of Directors caused by resignation or removal from office, increase in number of directors or otherwise may be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director. Our Certificate of Incorporation provides that stockholders do not have the right to cumulative votes in the election of directors. At any meeting of our Board of Directors, except as otherwise required by law, a majority of the total number of directors that the company would have if there were no vacancies constitutes a quorum for all purposes.

Subject to the rights of holders of our capital stock (other than Common Stock) then outstanding, any director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his, her or their term of office, with or without cause, by the affirmative vote of a majority of the holders of record of outstanding shares our capital stock then entitled to vote generally in the election of directors, voting together as a single class. A director may resign at any time by giving written notice to the corporation, addressed to the President or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein.

Certain Corporate Anti-Takeover Provisions
Certain provisions in our Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock
Our Certificate of Incorporation contains provisions that permit our Board of Directors to issue shares of preferred stock with such designations, powers, preferences and other rights and qualifications, limitations or restrictions as our Board of Directors may authorize, without further action by our stockholders, including but not limited to:
a.the distinctive designation of each series and the number of shares that will constitute such series;
b.the voting rights, if any, of shares of the series and the terms and conditions of such voting rights;
c.the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon payment of dividends, whether dividends will be cumulative and the dates from and after which dividends shall accumulate;
d.the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if such shares are redeemable;
e.the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;
f.any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and
g.the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of such series may be converted or exchanged into other securities, if such shares are convertible or exchangeable.

Removal of Directors; Vacancies
Our Bylaws provide that, subject to the rights of holders of our capital stock (other than Common Stock) then outstanding, any director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his, her or their term of office, with or without cause, by the affirmative vote of a majority of the holders of record of outstanding shares our capital stock then entitled to vote generally in the election of directors, voting together as a single class.
Vacancies on our Board of Directors may be filled only by a majority of our Board of Directors then in office, even if less than a quorum.

No Cumulative Voting
Our Certificate of Incorporation provides that stockholders do not have the right to cumulative votes in the election of directors. Cumulative voting rights would be available to the holders of our Common Stock if our Certificate of Incorporation did not negate cumulative voting.

No Stockholder Action by Written Consent
Our Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the company may be taken without a meeting by written consent only if a “Permitted

Holder” (as defined in the Certificate of Incorporation) is, at such time, the beneficial owner of at least 50% of the voting power of all shares entitled to vote on the election of directors. Otherwise, any action required or permitted to be taken by the stockholders of the company must be effected at a duly called annual or special meeting. Currently, there is no Permitted Holder who is the beneficial owner of at least 50% of the voting power of all shares entitled to vote on the election of directors.

Limitations on Calling Special Meetings
Our Bylaws provide that meetings of stockholders of the corporation may be called only by the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide that any stockholder who intends to bring any matter before an annual meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to and received by the Secretary of the corporation not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary of the date that the corporation’s proxy statement was released to stockholders in connection with the preceding year’s annual meeting; provided, however, that in the event that the date of such meeting has been changed by more than 30 calendar days from the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 120 calendar days prior to such annual meeting nor later than the close of business on the 90th calendar day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth calendar day following the day on which public announcement of the date of such meeting is first made.
Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at a meeting of stockholders.

Amendment of Our Certificate of Incorporation
The affirmative vote of the holders of record of outstanding shares representing at least 80% of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change, repeal or adopt any provision or provisions inconsistent with, Section 4.3(c)(iii), Article V, Article VI, Article VII, Article VIII or Article IX.

Amendment of our Bylaws
Our Certificate of Incorporation and Bylaws provide that the Bylaws may be adopted, amended or repealed by the stockholders or by the Board of Directors; provided, however, that the affirmative vote of the holders of record of outstanding shares representing at least 80% of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend or repeal Sections 2.02, 2.03 or 9.01 of the Bylaws or to adopt any provision inconsistent therewith.

Limitation of Liability and Indemnification
Delaware law permits, and our Certificate of Incorporation and Bylaws contains, provisions eliminating a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law for improper dividends, repurchases or redemptions of stock or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities law. We have put in place agreements with our directors containing provisions indemnifying our directors to the fullest extent permitted by Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Listing
Shares of Common Stock are listed on the New York Stock Exchange under the symbol “MWA.”

Transfer Agent
The transfer agent and registrar for our Common Stock is Computershare Inc.